SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
       Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. )

Filed by the registrant (X)
Filed by a party other than the registrant ( )

Check the appropriate box:
( ) Preliminary proxy statement
(X) Definitive proxy statement
( ) Definitive additional materials
( ) Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Gleason Corporation
          (Name of Registrant as Specified in Its Charter)

                          Edward J. Pelta
            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

(X) No Fee Required.

( ) Fee computed on table below per Exchange Act Rules 14a-
    6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregrate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1) (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:


( ) Fee paid previously with preliminary materials:

( ) Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

    (2)  Form, schedule or registration statement no.:

    (3)  Filing party:

    (4) Date filed:

                                   Gleason Corporation
                                   1000 University Avenue
                                   P.O. Box 22970
                                   Rochester, New York 14692-2970



                                   March 30, 1999



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Gleason Corporation to be held on Tuesday, May 4, at the Company's offices at 1000 University Avenue, Rochester, New York. Your Board of Directors looks forward to greeting personally those stockholders able to attend. Enclosed you will find a postcard to be returned to the Company to reserve a seat for you at the Annual Meeting. Stockholders must have a reservation to attend the Annual Meeting.

     At the meeting, you are being asked to elect two directors and to appoint independent auditors.

     It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend.
Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

          Thank you for your cooperation.

                              On Behalf of the Board of Directors

                              Sincerely,


                              James S. Gleason
                              James S. Gleason
                              Chairman and President

                    GLEASON CORPORATION
         NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS


TO OUR STOCKHOLDERS:

    The Annual Meeting of Stockholders of Gleason Corporation will be held at the Company's offices at 1000 University Avenue, Rochester, New York on Tuesday, May 4, 1999 at 10:00 A.M. for the following purposes:

    (1) To elect two directors for three-year terms;

    (2) To appoint Ernst & Young LLP as independent auditors for 1999; and

    (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.



    The Board of Directors has fixed the close of business on March 11, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                              By Order of the Board of Directors
                              EDWARD J. PELTA, Secretary

Rochester, New York
March 30, 1999

_______________________________________________________________
Please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope, which will require no postage if mailed in the United States.
_______________________________________________________________

           Gleason Corporation, 1000 University Avenue,
          P.O. Box 22970, Rochester, New York 14692-2970

                    PROXY STATEMENT


     This Proxy Statement is furnished in connection with solicitation of the enclosed proxy on behalf of the Board of Directors of Gleason Corporation in connection with the Annual Meeting of Stockholders of the Company to be held on May 4, 1999.

     The principal executive offices of the Company are located at 1000 University Avenue, Rochester, New York 14692-2970. The approximate date on which this proxy statement and the enclosed proxy is being sent to stockholders is March 30, 1999.

     The close of business on March 11, 1999 has been fixed as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 9,608,135 shares of CommonStock, each of which is entitled to one vote on each matter at the meeting.

     The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, will be voted for the election as directors of the persons nominated by the Board of Directors, and for the appointment of Ernst & Young LLP as independent auditors for 1999.
A stockholder giving a proxy has the right to revoke it at any time before it has been voted by (i) delivering written notice to that effect to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date which is voted at the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting.



                      ELECTION OF DIRECTORS



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES.

     The Company's Board of Directors is divided into three approximately equal classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and have qualified. Silas L. Nichols was elected by the Board in 1998. His term expires this year. In addition, the term of Robert L. Smialek expires this year.

     Julian W. Atwater and Donald D. Lennox are retiring as directors. Accordingly, the Board of Directors will consist of eight directors. In order to establish three classes of directors of approximately equal number, the Board of Directors has nominated Silas L. Nichols and Robert L. Smialek to serve as directors for three-year terms. The Board of Directors believes that the nominees will be available and able to serve as directors, but if either of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

     Directors are elected by a plurality of the votes cast by stockholders entitled to vote in the election. Validly submitted proxies indicating abstentions and broker non-votes are counted for quorum purposes but are not counted for or against the election of directors. The Company's By-laws govern the methods for counting votes and, subject thereto, vest this responsibility in the inspectors of election appointed to perform this function.

     The Board of Directors of the Company has an Audit Committee, a Corporate Governance Committee and an Executive Compensation Committee.

     The members of the Audit Committee are John W. Guffey, Jr., Chairman, Martin L. Anderson, J. David Cartwright, Donald D. Lennox, William P. Montague, Silas L. Nichols and Robert L. Smialek. The Audit Committee is responsible for recommending the annual appointment of the independent auditors for the Corporation, subject to approval by the Board and the Stockholders, and for evaluating the independence of the auditors. The Committee reviews with the independent auditors the scope of the audit, their fees and related matters, receives copies of the annual comments from the independent auditors on accounting procedures and systems of control and reviews with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries. It also reviews with management and the independent auditors the annual financial statements of the Company and any material changes in accounting principles or practices used in preparing the statements.
Additional responsibilities include reviewing procedures for ensuring implementation of accepted recommendations made by the independent auditors. The Committee also reviews the status of compliance with laws, regulations and internal procedures, and contingent liabilities and risks that may be material to the Company. In 1998 this Committee held two meetings.

     The members of the Corporate Governance Committee are Donald D. Lennox, Chairman, Martin L. Anderson, Julian W. Atwater, J. David Cartwright, John W. Guffey, Jr., William P. Montague, Silas L. Nichols and Robert L. Smialek. The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size and composition of the Board. This responsibility includes: considering and recommending candidates to fill new positions on the Board as a result of either expansion or vacancies that occur by resignation, retirement or for any other reason; reviewing candidates recommended by stockholders; selecting advisors to the Board to assist in searches for candidates for Board membership; conducting inquiries into the background and qualifications of possible candidates; and recommending the director nominees for approval by the Board and the Stockholders.

     In addition, the Committee considers and reviews the Company's Corporate Governance Principles; reviews and evaluates the job performance of the Chairman and Chief Executive Officer of the Company; and reviews with the Chief Executive Officer the management development and succession plans relating to officer positions of the Company. This Committee held one meeting in 1998.

     The members of the Executive Compensation Committee are Martin L. Anderson, Chairman, Julian W. Atwater, J. David Cartwright, John W. Guffey, Jr., Donald
D. Lennox, William P. Montague, Silas L. Nichols and Robert L. Smialek. The Executive Compensation Committee is responsible for approving the compensation for the Chairman and Chief Executive Officer of the Company and approving the compensation of other elected officers of the Company. The Committee's additional functions are to adopt compensation plans, other than those providing for the issuance of stock, authorize executive employment arrange-ments, and oversee administration of the Company's incentive compensation plans. The Committee is also responsible for preparation of the Executive Compensation Committee Report for the annual proxy statement. This Committee held three meetings in 1998.

     Directors who are employees of the Company receive no additional compensation for service as directors. Directors who are not employees of the Company receive an annual fee of $15,000 for service as directors plus $1,000 for each Board or Committee meeting attended. Committee chairmen receive an additional fee of $300 for each Committee meeting which they chair. Each director who is not an employee of the Company is required to defer at least fifty percent (50%) of all directors' fees earned into the Stock Account of the Company Plan for Deferral of Directors' Fees. This Plan provides that deferred fees are credited to a hypothetical Stock Account as if used to purchase shares of the Company's Common Stock. The Plan also permits deferral of fees that are not applied to the Stock Account into an account that earns interest at the prime rate. Under the Company's 1992 Stock Plan, each year each director who is not an employee of the Company receives an option to purchase 6,000 shares of the Company's Common Stock. These options are exercisable at the fair market value per share on the date of the grant and are fully exercisable six months after the date of the grant for a term expiring ten years from the date of grant, subject to earlier expiration if the grantee ceases to serve as a director.

     During 1998 the Board of Directors held seven meetings. In 1998 all the directors attended at least 75% of the total number of meetings of the Board of Directors and of Board committees on which they served.

     The following table sets forth information about the nominees and those directors whose terms of office will continue after the Annual Meeting.


                                        Principal Occupations and
                   Director   Term      Other Directorships
Name and Age       Since      Expires   Held in Public Companies

Nominees:

Silas L.           1998       1999      President, ABB Flexible
 Nichols (55)                           Automation Inc. (Manufacturing
                                        Industry & Robotics Group of ABB
                                        Asea Brown Boveri Ltd.), a provider
                                        of robot-based automation solu-
                                        tions, since 1996; prior thereto
                                        Executive Vice President & General
                                        Manager, ABB Customer Service
                                        Division (1992-1996)

Robert L.          1997       1999      Chairman, President and Chief
  Smialek (55)                          Executive Officer of Insilco
                                        Corporation, a diversified manufac-
                                        turer of industrial and specialty
                                        consumer products, since 1993;
                                        Director: Thermalex, Inc. and
                                        General Cable Corp.



Other Directors:


David J.           1997       2000      Executive Vice President of the
 Burns (44)                             Company since August 1995; prior
                                        thereto Vice President - Machine
                                        Products Group of the Company
                                        (1992-1995)


J. David           1993       2000      President of Cooper Tools, a
 Cartwright(60)                         division of Cooper Industries, Inc.,
                                        a worldwide manufacturer of elec-
                                        trical products, tools and hardware,
                                        since 1994; prior thereto President,
                                        Champion Spark Plug Company, a
                                        former division of Cooper
                                        Industries, Inc. (1992-1994)



                                        Principal Occupations and
                   Director   Term      Other Directorships
Name and Age       Since      Expires   Held in Public Companies


James S.           1965       2000      Chairman, President and Chief
 Gleason (64)                           Executive Officer of the Company


Martin L.          1995       2001      Director of Supply Chain
 Anderson (50)                          Programs, Babson College
                                        since 1996; Affiliate Director
                                        of the International Motor Vehicle
                                        Program, Massachusetts Institute
                                        of Technology since 1996; prior
                                        thereto Associate Director of that
                                        program (1993-1996)


John W.            1995       2001      Chairman and Chief
 Guffey, Jr. (61)                       Executive Officer of Coltec
                                        Industries Inc., a diversified
                                        manufacturing company primarily
                                        serving the aerospace and general
                                        industrial markets, since 1995;
                                        prior thereto President and Chief
                                        Operating Officer of Coltec
                                        Industries Inc. (1991-1994)

William P.         1997       2001      President of Mark IV Industries,
 Montague (52)                          Inc., whose core technologies
                                        include power transmission, fluid
                                        transfer and filtration systems, and
                                        components for global industrial
                                        and automotive markets, since
                                        1996; prior thereto Executive Vice
                                        President and Chief Financial
                                        Officer of Mark IV; Director of
                                        Mark IV Industries, Inc. and
                                        Gibraltar Steel Corporation


                            AUDITORS


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPOINTMENT OF ERNST & YOUNG LLP.


     The Board of Directors has recommended that Ernst & Young LLP be appointed as auditors of the Company for 1999. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.


                         STOCK OWNERSHIP

     The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission, with respect to the persons believed by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock.


                                    Number of      Percent
Name and Address                     Shares        of Class

Gleason Foundation                 1,197,346<F1>    12.4%
  1000 University Avenue
  Rochester, New York  14692

Dimensional Fund Advisors, Inc.      714,200<F2>     7.4%
  1299 Ocean Avenue, Suite 650
  Santa Monica, California  90401

  <F1> Sole dispositive and voting powers.  See also Note 6 to the following table.

  <F2> Sole dispositive and voting powers.


     The following table sets forth information, as of March 1, 1999, with respect to the beneficial ownership of the Company's Common Stock by (a) each of the directors of the Company, (b) the Company's Chief Executive Officer and its four other most highly compensated executive officers as of December 31, 1998, and (c) all directors and executive officers of the Company as a group.


                             Number of Shares            Percent
     Name                    of Common Stock <F1>        of Class

Martin L. Anderson             21,807<F2><F3>              *
Julian W. Atwater              35,930<F2><F3>              *
J. David Cartwright            27,660<F2><F3>              *
John W. Guffey, Jr.            25,716<F2><F3>              *
Donald D. Lennox               45,860<F2><F3>              *
William P. Montague            11,886<F2><F3>              *
Silas L. Nichols                1,104<F3>                  *
Robert L. Smialek              11,831<F2><F3>              *
James S. Gleason              434,652<F2><F4><F5>          4.4%
David J. Burns                 87,164<F2><F5>              *
Ralph E. Harper                50,865<F2><F5>              *
John B. Kodweis                64,800<F2><F5>              *
John J. Perrotti               63,526<F2><F5>              *

All directors and           2,094,371<F2><F3><F4><F5><F6>  20.4%
executive officers as
a group (15 persons)
______________________

   *   Less than 1% of the outstanding shares of Common Stock.

 <F1>  Except as indicated in Notes 2 and 3, for all shares
       listed the person possesses sole voting power and, except as indicated in Notes 3, 4 and 5, sole investment power.

 <F2>  Includes stock options which are exercisable prior to May
       1, 1999: Messrs. Anderson, Atwater, Cartwright, Guffey, Lennox, Montague, Smialek, Gleason, Burns, Harper, Kodweis and Perrotti - 16,000, 28,000, 18,000, 16,000,
       20,000, 6,000, 6,000, 251,800, 68,780, 40,500, 46,000 and
       49,000 shares respectively; and all directors and executive officers as a group - 574,080 shares.

 <F3>  Includes 5,807, 2,930, 9,660, 5,716, 16,758, 1,886,
       1,104, and 1,831 hypothetical shares (without voting power) credited to the accounts of Messrs. Anderson, Atwater, Cartwright, Guffey, Lennox, Montague, Nichols and Smialek, respectively, pursuant to the Directors Fees Deferral Plan.

 <F4>  Includes 65,710 shares held in a trust of which Mr.
       Gleason is an income beneficiary, the trustee of which has agreed to vote and dispose of the shares only as specified by him.

 <F5>  Includes the following number of shares which at March 1,
       1999 were subject to restrictions on disposition:
       Messrs. Gleason, Burns, Harper, Kodweis and Perrotti -
       17,546, 9,943, 1,153, 5,607 and 10,768 shares
       respectively; and all directors and executive officers as a group - 49,783 shares.

 <F6>  Includes 1,197,346 shares owned by Gleason Foundation, a not-for-profit corporation, of which Messrs. Gleason, Harper and Kodweis are directors and/or officers. The stockholdings of this entity are not included above in those individuals' stockholdings.



          COMPENSATION OF EXECUTIVE OFFICERS

        EXECUTIVE COMPENSATION COMMITTEE REPORT

Principles of Executive Compensation

     The Company's Executive Compensation policy, which applies to the CEO and all other executive officers, is intended to align executive compensation with the long-term interests of Company stockholders. In applying this policy the Executive Compensation Committee of the Board of Directors (the "Committee") has followed a program to:

     * Establish salary and bonus opportunities to attract, motivate and retain executive talent necessary for the long-term success of the Company.

     * Integrate cash and equity based compensation so as to reward executives for performance that enhances the long-term value of stockholder equity.

Executive Compensation Program

    The program consists of both cash and equity based compensation. Cash compensation consists of a base salary and an opportunity for an annual bonus under the Annual Management Incentive Compensation Plan ("AMICP").
The Company participates in compensation surveys both on a regional and national level, and retains Ernst & Young LLP to help insure that the Company's execu-tive compensation program is competitive within its industry and size. The Committee determines salary ranges for key executives, and reviews, at least annually, the performance of executive officers and approves any adjustment in their base compensation. In addition, the Committee annually considers awards under the AMICP. Eligibility for a bonus award is determined by the Company's and the executive's business unit's (if applicable) Economic Value Added(EVA(registered trademark))(net operating profit after tax minus
(average net operating capital multiplied by the Company's weighted average cost of capital)), and by the executive's personal performance. The Company's weighted average cost of capital is calculated each year and approved by the Committee.

     Long-term incentives are provided through the Stock Plan approved by the stockholders at the 1992 Annual Meeting. Under the Plan, the Committee has the authority to determine the individuals to whom stock options and shares of restricted stock are awarded, the number of shares awarded, and the terms of the grant. The amounts of option grants are based on industry comparisons and position levels. Awards under the Plan facilitate aligning the long-range interests of executive officers with those of stockholders by providing executive officers an opportunity to have a financial stake in the Company that should increase as stock prices reflect improved Company performance.

Chief Executive Officer Compensation

    The Committee met in December 1997 to determine Mr. Gleason's compensation for 1998. It took note of the successful acquisition of the Pfauter Group which was effective July 31, 1997, the continued improvement in the Company's sales and financial performance in 1997, a successful second-ary stock offering completed in December 1997, and the continued strength in the markets the Company serves. In view of these and other factors, the Committee increased Mr. Gleason's base salary by $50,000 for 1998 to $450,000.

    In December 1998, the Committee granted Mr. Gleason stock options to purchase 35,000 shares.

     In February 1999, the Committee met to consider bonus awards for 1998 under the AMICP. Awards of $317,929 and 1,867 shares of restricted stock were made to Mr. Gleason as a result of the Company's EVA under the Plan in 1998.

                EXECUTIVE COMPENSATION COMMITTEE
                  Martin L. Anderson, Chairman
                        Julian W. Atwater
                       J. David Cartwright
                       John W. Guffey, Jr.
                        Donald D. Lennox
                       William P. Montague
                        Silas L. Nichols
                        Robert L. Smialek

Stock Ownership Guidelines

     The Company has adopted guidelines to assist key employees, including executive officers, in determining appropriate levels of Common Stock owner-ship. The guidelines set forth a minimum value of Common Stock which the Company requires each key employee hold. The minimum value established for any particular individual relates to varying multiples of his or her salary depending upon the individual's position with the Company. The multiple is the highest for the Chief Executive Officer, at four times base salary. The Company expects the guidelines will be met no later than December 2003 by all covered executives employed at the time the guidelines were established and within five years after hire or promotion for all new executives covered by the guidelines. The Company further expects that executives will make significant progress each year towards reaching the final stock ownership guidelines.

     The existence of these guidelines is not intended to prevent executives from selling stock that they currently own or receive pursuant to a stock option or other compensation program. Executives, including the named execu-tive officers, may periodically sell shares based on tax, estate planning and other personal considerations.

                          STOCK PERFORMANCE GRAPH


     The graph below compares cumulative total return on the Company's
Common Stock, a major market index and a peer group index over the last five fiscal years. The comparison assumes $100 was invested on January 1, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.



                               GLEASON CORPORATION

                 Comparison of Five Year Cumulative Total Return
            vs. S&P Small Cap 600 and 7-Company Peer Group Index <F1>
                             Value of Investment ($)


Company/Index Name       12/31/93   12/31/94   12/31/95    12/31/96   12/31/97   12/31/98

Gleason Corporation         100      100.43     225.75      232.35     383.72     260.81
S&P Small Cap 600 Index     100       95.23     123.76      150.14     188.56     186.10
Peer Group Index<F1>        100      106.01     129.26      114.09     133.22      97.83


<F1> Includes Bridgeport Machines, Inc., Brown & Sharpe Manufacturing Company,
     DeVlieg-Bullard, Inc., Hardinge Inc., Hurco Companies, Inc., Milacron Inc. and Monarch Machine Tool Company.

                           SUMMARY COMPENSATION TABLE

     Set forth below is certain compensation information for periods during which the named persons served as executive officers of the Company.


                                                               Long-Term
                  Annual Compensation                        Compensation

                                                          Securities
                                             Restricted   Underlying   All Other
Name and                                     Stock        Options/     Compensa-
Principal                Salary    Bonus     Awards<F1>   SARS<F2>     tion<F8>
Position        Year      ($)       ($)        ($)          (#)        ($)

James S.        1998    454,184   317,929    32,603<F3>   35,000       12,528
Gleason         1997    389,273   246,009    51,621       25,000       15,806
President and   1996    334,274   188,120         -       32,000       14,450
Chief Executive
Officer

David J.        1998    245,004   152,402    30,640<F4>   13,000       10,569
Burns           1997    220,002   129,209    27,169       12,000        8,643
Executive       1996    175,008    99,723         -       20,000        8,037
Vice President

John J.         1998    210,000   126,000    31,679<F5>   11,000       10,113
Perrotti        1997    182,508   111,360    23,395       10,000        8,347
Vice President  1996    141,250    86,318    16,500       14,000        7,768
- Finance and
Treasurer

Ralph E.        1998    175,624   105,374    14,979<F6>        -        9,764
Harper          1997    160,203    85,075    17,811        8,000       11,271
Vice President  1996    135,716    66,531         -        7,000       10,364
and Secretary


John B.         1998    167,833   100,700    19,653<F7>    8,500        9,690
Kodweis         1997    150,400    85,075    17,811        8,000        9,962
Vice President- 1996    135,907    66,531         -        7,000        9,336
Administration
and Human
Resources


<F1> Holders of restricted stock are entitled to vote and receive dividends thereon.

<F2> 1996 has been adjusted to reflect the 1997 two-for-one (2-for-1) stock split.

<F3> Mr. Gleason held an aggregate of 17,546 shares of restricted stock valued, using the December 31, 1998 closing price, at $318,021. The 1998 award was 1,867 shares, 933 of which become unrestricted on the first anniversary of the award and 934 become unrestricted on the second anniversary of the award. The 1997 award was 1,710 shares, 855 of which become unrestricted on each anniversary of the award.

<F4> Mr. Burns held an aggregate of 9,943 shares of restricted stock valued, using the December 31, 1998 closing price, at $180,217. The 1998 award was 1,755 shares, 877 of which become unrestricted on the first anniversary of the award and 878 become unrestricted on the second anniversary of the award. The 1997 award was 900 shares, 450 of which become unrestricted on each anniversary of the award.

<F5> Mr. Perrotti held an aggregate of 10,768 shares of restricted stock valued, using the December 31, 1998 closing price, at $195,170. The 1998 award was 1,814 shares, 907 of which become unrestricted on each anniversary of the award. The 1997 award was 775 shares, 387 of which become unrestricted on the first anniversary of the award and 388 of which become unrestricted on the second anniversary of the award. The 1996 award was 1,000 shares, 34 of which become unrestricted on each anniversary of the award.

<F6> Mr. Harper, who retired from the Company on December 31, 1998, held an aggregate of 1,153 shares of restricted stock valued, using the December 31, 1998 closing price, at $20,898. The 1998 award was 858 shares, 429 of which become unrestricted on each anniversary of the award. The 1997 award was 590 shares, 295 of which become unrestricted on each anniversary of the award.

<F7> Mr. Kodweis held an aggregate of 5,607 shares of restricted stock valued, using the December 31, 1998 closing price, at $101,627. The 1998 award was 1,126 shares, 563 of which become unrestricted on each anniversary of the award. The 1997 award was 590 shares, 295 of which become unrestricted on each anniversary of the award.

<F8> Includes for 1998: $6,400 in defined contribution retirement plan awards and $1,600 in contributions to the Company's 401(k) plan for each of the executives named in the Summary Compensation Table and $4,528, $2,569, $2,113, $1,764 and $1,690 in group term life insurance premiums for Messrs. Gleason, Burns, Perrotti, Harper and Kodweis, respectively.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR
                                                                   PotentialRealizable
                   Securities                Exercise              Value at Assumed
                   Underlying    % of Total  or Base               Annual Rate of Stock
                   Options       Options     Price                 Price Appreciation for
                   Granted<F1>   Granted to  ($ per   Expiration   Option Term<F2>
Name                 (#)         Employees   Share)   Date             5%($)        10%($)
James S. Gleason   35,000         35.9       19.03    12/7/08          418,897    1,061,568

David J. Burns     13,000         13.3       19.03    12/7/08          155,590      394,297

John J. Perrotti   11,000         11.3       19.03    12/7/08          131,653      333,636

John B. Kodweis     8,500          8.7       19.03    12/7/08          101,732      257,809

Ralph E. Harper         -            -                                       -            -

All Employees      97,500        100.0                               1,166,928    2,957,225

All Stockholders                                                   119,005,617  301,583,598

All Employee Gains
as % of all
Stockholder Gains                                                         .98%         .98%

<F1> All options are exercisable at market value (average of high and low stock prices for the Company's Common Stock) at the date of grant. The exercise price may be paid by cash or by delivery of shares of the Company's Common Stock already owned by the executive officer.

<F2> Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. These hypothetical rates are specified by the Securities and Exchange Commission for illustrative purposes and are not intended as a forecast of future appreciation in the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the optionholders' continued employment through the term of the option.

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR END OPTION VALUES

                                               Number of Securities
                         Aggregate             Underlying Unexercised     Valueof Unexercised
                         Option                Options at Fiscal          In-The-Money Options
                         Exercises             Year End                   at Fiscal Year End<F2>
                                                        (#)                        ($)
                    Shares
                    Acquired      Value
                    On Exercise   Realized<F1>
    Name               (#)           ($)      Exercisable  Unexercisable  Exercisable Unexercisable

James S. Gleason     29,800        684,588      291,800        35,000      2,325,589        --

David J. Burns           --             --       68,780        13,000        318,526        --

John J. Perrotti         --             --       49,000        11,000        213,563        --

John B. Kodweis      12,000        220,967       46,000         8,500        304,342        --

Ralph E. Harper       8,500        165,482       40,500            --        245,734        --



<F1> Based on the difference between the option exercise prices and the average prices in New York Stock Exchange composite transactions of the Company's Common Stock on the dates of exercise.

<F2> Based on the difference between the option exercise prices and $18.125 per share, the closing price in New York Stock Exchange composite transactions of the Company's Common Stock on December 31, 1998.


              PENSION PLAN AND EXECUTIVE AGREEMENTS



     To enhance its ability to attract key employees whose retirement benefits would be limited by their length of service, the Company has adopted a Supplemental Retirement Plan ("SRP"), an unfunded defined benefit plan which, when combined with benefits from other Company retirement plans in which participants participate, social security benefits and certain other sources of retirement income, provides participants a minimum level of total retire-ment income, up to a maximum of 55% of final average earnings. Also, the SRP supplements the pension benefits of SRP participants by direct payment of amounts by which the participant's benefits under the Retirement Plan are limited by the Internal Revenue Code. Under the SRP, final average earnings are determined by reference to the three years in which the participant was most highly paid in the five years preceding retirement. SRP participants, who include all the persons named in the preceding Summary Compensation Table, are selected by the Executive Compensation Committee of the Board of Directors. The following table illustrates the annual retirement benefits payable under the SRP, together with the other retirement plans in which executive officers participate, without regard to the Internal Revenue Code limitations, calculated on a single life annuity basis. These hypothetical benefit amounts are reduced by certain other sources of retirement income, including reductions for social security benefits, other retirement income payable to the employee by prior employers and employer contributions to the employee's account in the Company's Savings Plan that apply to the SRP.



Final          10 years       20 years       30 years
Average        of Credited    of Credited    of Credited
Earnings       Service        Service        Service

$  200,000     $ 60,000       $ 90,000       $110,000

$  300,000     $ 90,000       $135,000       $165,000

$  400,000     $120,000       $180,000       $220,000

$  500,000     $150,000       $225,000       $275,000

$  600,000     $180,000       $270,000       $330,000

$  700,000     $210,000       $315,000       $385,000

$  800,000     $240,000       $360,000       $440,000

$  900,000     $270,000       $405,000       $495,000

$1,000,000     $300,000       $450,000       $550,000


NOTE: As of December 31, 1998, the number of credited full years of service for those persons named in the preceding compensation table are as follows: Mr.
          Gleason: 39; Mr. Burns: 20; Mr. Perrotti: 12; Mr.
          Harper: 26; and Mr. Kodweis: 19.

     The Company has entered into agreements with each of the executives named in the Summary Compensation Table providing for severance benefits under certain circumstances ("Executive Agreements"). The terms "change in control," "cause," "disability" and "good reason" are used in the following description as defined in the Executive Agreements. If, while there is pending or within two years after a change in control, the Company terminates the executive's employment other than for cause or due to death or disability, or if the executive terminates his employment for good reason, the executive is entitled to receive: (1) salary through the termination date; (2) normal severance pay plus a cash payment of two times his highest annual compensation (including base salary and incentive compensation) for the three preceding years; (3) a cash payment to compensate for the additional pension benefits he would have received had he remained employed by the Company for two additional years; (4) a cash payment equal to two times the annual cost of his employee benefits, other than retirement and stock option plans; and
(5) a cash payment of the present value of his accrued benefit under SRP, including credit for two additional years of service. Payments are limited to an amount which will not be subject to the excise tax imposed by Sections 2806 and 4999 of the Internal Revenue Code.



   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As indicated previously, the members of the Executive Compensation Committee are Martin L. Anderson, Chairman, Julian W. Atwater, J. David Cartwright, John W. Guffey, Jr., Donald D. Lennox, William P. Montague, Silas L. Nichols and Robert L. Smialek. Julian W. Atwater, P.C., who is now retired, was a partner in the law firm of Nixon, Hargrave, Devans & Doyle LLP, the Company's principal outside counsel.



     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the last fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to the last fiscal year, the Company is not aware that any director, officer or beneficial owner of more than 10% of the Company's Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities
Exchange Act of 1934 during the past fiscal year.

                    PROPOSALS OF STOCKHOLDERS


     In order to be considered for inclusion in the Company's proxy statement and form of proxy for next year's Annual Meeting, stockholder proposals that action be taken at the meeting must be received at the Company's principal executive offices by December 1, 1999. If notice of a proposal by a stock-holder intended to be presented at next year's Annual Meeting is received by the Company after February 12, 2000, the persons named under the Company's management proxies will be authorized to exercise discretionary voting authority on such proposal if it is raised at the meeting. In addition, the Company's By-laws require that stockholder proposals must be received at the principal executive offices of the Company not less than 60 days prior nor more than 90 days prior to the scheduled date of the Annual Meeting in order to be submitted at the meeting.



                          OTHER MATTERS

    The Board of Directors of the Company knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

    The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some officers and employees of the Company may, without extra compensation, solicit proxies personally or by telephone or telegraph and the Company will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.


    STOCKHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE SECRETARY, GLEASON CORPORATION, P.O. BOX 22970, ROCHESTER, NEW YORK 14692-2970.



March 30, 1999




EVA is a registered trademark of Stern Stewart & Co.

                       GLEASON CORPORATION

                              PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints James S. Gleason and Edward J. Pelta, and either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Gleason Corporation to be held on May 4, 1999, and at any adjournment or adjournments thereof, with all the power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting, hereby revoking any earlier proxy for said meeting.

                 (To be Signed on Reverse Side)

          The Board of Directors recommends a vote FOR the Election of Directors and FOR Proposal (2).


1.   ELECTION OF DIRECTORS

       (  )    FOR

       (  )    WITHHELD


     Nominees:
       For three-year terms:

               Silas L. Nichols
               Robert L. Smialek


      FOR, except vote withheld from the following nominee(s):

     ____________________________________________________


2.   PROPOSAL TO APPOINT ERNST & YOUNG LLP AS INDEPENDENT
     AUDITORS FOR 1999

     (  )   FOR   (  )   AGAINST    (  )   ABSTAIN


3. In accordance with their judgment in connection with the transaction of such other business, if any, as may properly come before the meeting.


IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY
SHALL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2).

_______________________________________________________________
PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE


Signature(s) ________________________   Date _____________,1999
NOTE: Name of stockholder should be signed exactly as it appears on this proxy. When shares are held jointly, both should sign.